Exhibit (a)(1)(F)
MOTOROLA, INC.
STOCK OPTION EXCHANGE PROGRAM
PAPER ELECTION FORM FOR EMAIL
OR FACSIMILE TRANSMISSION

MOTOROLA STOCK OPTION EXCHANGE PROGRAM ELECTION FORM
MOTOROLA, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS
ELECTION FORM (BY EMAIL OR FACSIMILE)
THE OFFER EXPIRES AT 3:00 P.M. U.S. CENTRAL TIME ON JUNE 12, 2009, UNLESS THE PROGRAM IS
EXTENDED
Motorola is offering a Stock Option Exchange Program that permits Eligible Employees who hold Eligible Options to exchange them for Replacement Options that will have a new Exercise Price and other terms. Before making your election, please make sure you have read the documents that make up this Program (the “Program Documents”), including the Offer to Exchange Certain Outstanding Options for Replacement Options dated May 14, 2009 (the “Offer to Exchange”), which relates to the Program and other related Program Documents. The Program is subject to the terms of these documents as they may be amended. The Program Documents are available on the Stock Option Exchange website at www.MotorolaOptionExchange.com or on the Securities and Exchange Commission (SEC) website at www.sec.gov.
If you choose to participate in the Program, follow the instructions below.
YOUR ELIGIBLE GRANTS
[FIRSTNAME LASTNAME]
[USER ID]

Exchange		Number of			Number of
Election	Grant Date	Eligible Options	Exercise Price	Exchange Ratio	Replacement Options
☐
☐
☐

☐	I elect to exchange the options selected above.

☐	I elect to withdraw my previous elections and reject the Offer to Exchange.
INSTRUCTIONS
In making this election, you agree that Motorola may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Program. Such personal data may be transferred to Motorola and to any third parties assisting Motorola with the Program, and these recipients may be located in the U.S. or elsewhere.
You must sign, date and deliver this completed Election Form by email or facsimile by 3:00 p.m. U.S. Central time on June 12, 2009, unless the Program is extended, in accordance with the instructions below forming part of the terms and conditions of the Program.

Motorola Stock Option Exchange Program Election Form
To elect to exchange ALL your Eligible Options, check the box next to every grant, sign this form and return it in accordance with these instructions.
To elect to exchange SOME of your Eligible Options, check the box next to the grants you want to exchange, sign this form and return it in accordance with these instructions.
To change your previous election, you will need to sign a new properly completed and signed Election Form prior to the expiration of the Exchange Period, which is 3:00 p.m. U.S. Central time on June 12, 2009, in accordance with these instructions.
To withdraw your previous elections and reject the Offer to Exchange, DO NOT check boxes next to any grants and DO check the box indicating that you elect to withdraw your election and reject the Offer to Exchange. Then sign this form and return it in accordance with these instructions.
You can elect to exchange your Eligible Options, or after making an election, you can withdraw from the Program, anytime during the Exchange Period. If Motorola extends the Program, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Program expires. The last valid election in place prior to the expiration of the Program shall control.
If you are not able to submit your election electronically via the Program website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Stock Option Exchange Program website for any reason, including lack of Internet service, you must complete a paper Election Form and return it via email to stockoptionexchange@motorola.com with the subject line: ELECT or by facsimile at +1 847-761-1373 before 3:00 p.m. U.S. Central time on June 12, 2009 (unless the Program is extended). To obtain a paper Election Form, please contact stockoptionexchange@motorola.com or send a facsimile to + 1 847-761-1373 stating your first and last name, your Motorola Core ID, your telephone number and an email address if one is available.
DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA EMAIL OR FACSIMILE, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE OR AN ADDRESS OTHER THAN THE EMAIL ADDRESS ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.
Motorola will not accept delivery of any Election Form after expiration of the Program. If Motorola does not receive a properly completed and duly executed Election Form (either electronically through the Program website or through a paper Election Form) from you before the expiration of the Program, Motorola will not accept your Eligible Options for exchange and such Eligible Options will not be exchanged pursuant to this Program.
Motorola intends to confirm the receipt of your Election Form by email within two U.S. business days. If you have not received an email confirmation that Motorola received your response, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may email stockoptionexchange@motorola.com or send a facsimile to +1 847-761-1373.
You must physically sign this Paper Election Form for it to be valid.
You should make a copy of your paper Election Form and retain it for your records.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE PROGRAM DOCUMENTS.

Motorola Stock Option Exchange Program Election Form
TERMS OF REPLACEMENT OPTIONS
In accordance with the terms outlined in the Program Documents, if you elect to exchange your Eligible Options, the number of Replacement Options you receive will be determined based on an Exchange Ratio taking into consideration the Exercise Price and the remaining term of your Exchanged Options, among other factors. Your Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partially or wholly vested. Vesting on any date is subject to your continued service to Motorola or its subsidiaries through each relevant vesting date, subject to special vesting events. Other terms of your Replacement Options will be different from your Eligible Options. For further details, please see the discussion below the caption “The Program” of the Offer to Exchange. Validly exchanged Eligible Options will be cancelled on the date Replacement Options are granted and will be displayed in your Smith Barney account as soon as administratively possible. You will lose your rights to all Exchanged Options that are cancelled under the Program.
Please refer to the Replacement Option Award Agreements and Stock Option Consideration Agreement (for current appointed vice presidents and above) for the full terms of Replacement Options. The Program Documents are available on the Stock Option Exchange website at www.motorolaoptionexchange.com or on the Securities and Exchange Commission (SEC) website at www.sec.gov.
AGREEMENT TO TERMS OF ELECTION
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE PROGRAM.
If you would like to participate in this Program, please indicate your election by checking the applicable boxes on this Election Form. You may change or withdraw this election by submitting a new properly completed election prior to the Expiration Date, which will be 3:00 p.m. U.S. Central time on June 12, 2009, unless we extend the Program.
By electing to exchange my Eligible Options, I agree to all of the following:
1.	I hereby agree to exchange my Eligible Options for Replacement Options as indicated on this Election Form in accordance with the terms of the Program as set forth in the Offer to Exchange, dated May 14, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on this Election Form will be cancelled promptly following the expiration of the Program. A Replacement Option will be granted to me promptly following the expiration of the Program.
2.	The Program is currently set to expire at 3:00 p.m. U.S. Central time on June 12, 2009, unless Motorola, in its discretion, extends the period of time during which the Program will remain open.
3.	If I cease to be employed by Motorola or its subsidiaries before the Replacement Option Grant Date, I will not receive a Replacement Option. Instead, my Eligible Options will expire in accordance with their terms.
4.	Until the expiration of the Program, I will have the right to change or withdraw the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after the expiration of the Program, I may not change or withdraw my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Program shall be binding.
5.	The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Program. Acceptance by Motorola of my Eligible Options for exchange pursuant to the Program will constitute a binding agreement between Motorola and me upon the terms and subject to the conditions of the Program.
6.	I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on this Election Form are true and correct.
7.	I am not required to tender some or all of my Eligible Options pursuant to the Program.
8.	Motorola and/or any independent firms hired with respect to the Program cannot give me legal, tax or investment advice with respect to the Program, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Program.

Motorola Stock Option Exchange Program Election Form
9.	Under certain circumstances set forth in the Offer to Exchange, Motorola may terminate or amend the Program and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.
10.	I acknowledge the exchange model provided in the Program website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. The exchange model is being provided to me solely for the purpose of making limited mathematical simulations regarding the hypothetical value that I may receive by participating in or opting not to participate in the Program. I acknowledge that Motorola recommends that I consult a professional financial advisor to discuss my individual situation. In providing the exchange model, I acknowledge that Motorola is not making a forecast or projection regarding the future market price of Motorola common stock. I acknowledge that I should not rely on hypothetical Motorola stock prices used on the exchange model for any purpose.

11.	I acknowledge that my Replacement Options will be subject to a new Replacement Option Award Agreement effective upon the Replacement Option Grant Date. The Replacement Option Award Agreement (for participants in all countries EXCEPT Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela) and the Replacement Option Award Agreement for participants in Bangladesh, India, Italy, Pakistan, the People’s Republic of China, the Russian Federation, South Africa, Turkey or Venezuela are available on the Motorola Stock Option Exchange website at www.MotorolaOptionExchange.com or on the SEC website at www.sec.gov.

12.	If I am a Motorola appointed vice president or elected officer, I accept and agree to the terms and conditions of a new Stock Option Consideration Agreement, required as a condition of receiving my Replacement Options. The form of the Stock Option Consideration Agreement is available on the Motorola Stock Option Exchange website at www.MotorolaOptionExchange.com or on the SEC website at www.sec.gov. I acknowledge that if I do not accept or agree to the terms of the new Stock Option Consideration Agreement, none of my Eligible Options will be exchanged for Replacement Options. I acknowledge that neither Motorola nor the Compensation and Leadership Committee of the Board of Directors of Motorola is making any recommendation as to whether I should amend or refrain from exchanging my Eligible Options, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I acknowledge that the Replacement Options may decline in value when I decide to exercise such options. I further acknowledge that past and current market prices of Motorola common stock may provide little or no basis for predicting what the market price of Motorola common stock will be when Motorola grants me new options in exchange for my tendered Eligible Options or at any other time in the future. Your signature and submission of this Election Form indicates that you have read and agree to the Agreement to Terms of Election above.
X                                                             (Signature of Optionee or Authorized Signatory)
X                                                             (Optionee’s Name, please print in full)
Date:
Office telephone: (                    )                    –
Motorola email address:
Motorola Core ID: